Servicer Statement of Compliance
 GEMSA Loan Services, L. P.

The undersigned, a duly authorized officer of GEMSA Loan Services, L.P. a Delaware limited partnership, (the "GEMSA") as the current subservicer pursuant to that certain Subservicing Agreement dated August 1, 2001, by and among GEMSA, L.J. Melody & Company of Texas, L.P., and L.J. Melody & Company (the "Melody Sub-Servicing Agreement") as related to that certain Sub-Servicing Agreement dated as of March 1, 2006, by and between Wachovia Bank, National Association, as Master Servicer and CBRE Melody of Texas, L.P. ("CBRE Melody") as Sub-Servicer (the "Wachovia Sub-Servicing Agreement"), for GE Commercial Mortgage Corporation Commercial Mortgage Pass-Through Certificates Series 2006-C1 (the "Pool") does hereby certify that:

1.	GEMSA has performed CBRE Melody's subservicing referenced under the Wachovia Sub-Servicing Agreement.

2.
A review of GEMSA's activities on behalf of the CBRE Melody during the period from January 1, 2006 through and including December 31, 2006 (the "Reporting Period") and of its performance under the Wachovia Sub-Servicing Agreement has been made under my supervision.

3.
To the best of my knowledge, based on such review, GEMSA has fulfilled all of its obligations expressly set forth in the Melody Sub-Servicing Agreement, which include all of CBRE Melody's obligations in all material respects under the Wachovia Sub-Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2007.

GEMSA LOAN SERVICES, L. P., a Delaware limited partnership

By: /s/ Robert P. Vestewig
Robert P. Vestewig, Chief Operating Officer